Exhibit 99.1

Babcock & Wilcox Enterprises, Inc.

First Quarter 2020 Earnings Conference Call

May 15, 2020

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

CORPORATE PARTICIPANTS

Megan Wilson, Vice President, Corporate Development and Investor Relations

Kenneth Young, Chief Executive Officer

Louis Salamone, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Hale Hoak, Hoak & Co.

Nelson Obus, Wynnefield Capital

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Babcock & Wilcox First Quarter 2020 Earnings Conference Call. At this time all participants are in a listen-only mode. After the speakers’ presentation, there will be a question-and-answer session. To ask a question during this session you will need to press star, one on your telephone. If you require any further assistance, please press star, zero.

I would now like to hand the conference over to one of your speakers for today, Megan Wilson, Vice President of Investor Relations. Please go ahead, ma’am.

Megan Wilson

Thank you Carol and good morning everyone. Welcome to Babcock & Wilcox Enterprises’ First Quarter 2020 Earnings Conference Call. I’m Megan Wilson, Vice President of Investor Relations at B&W.

Joining me this morning are Kenny Young, B&W’s Chief Executive Officer, and Lou Salamone, Chief Financial Officer, to discuss our first quarter results.

During this call, certain statements we make will be forward-looking. These statements are subject to risks and uncertainties, including those set forth in our safe harbor provision for forward-looking statements that can be found at the end of our earnings press release, and also in our Form 10-Q that will be filed today, and our Form 10-K that is on file with the SEC, and provide further detail about the risks related to our business. Additionally, except as required by law, we undertake no obligation to update any forward-looking statement.

We also provide non-GAAP information regarding certain of our historical results to supplement the results provided in accordance with GAAP. This information should not be considered superior to, or as a substitute for, the comparable GAAP measures. A reconciliation of historical non-GAAP measures can be found in our first quarter earnings release published yesterday afternoon.

With that, I will turn the call over to Kenny.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

Kenneth Young

Thank you, Megan. Good morning everyone and thanks for joining.

Our first quarter 2020 results and our completed two-year refinancing agreement demonstrate the effectiveness of our turnaround strategy and the confidence of our lenders, shareholders, customers, vendors and employees in our operational plans and growth opportunities. Despite an operating loss on a GAAP basis, we closed the first quarter of 2020 with positive Adjusted EBITDA despite the combined effects of COVID-19 and our industry's typical, historical lower first quarter patterns. This is due to the determination and experience of the entire team that engineered the turnaround of our business, and their efforts to implement changes throughout our operations in response to the unprecedented impacts of COVID-19. Our employees and technology are unsurpassed within our industry and despite the impacts of COVID-19, our bookings in the first quarter were about the same as the first quarter last year, and we continue to see a robust pipeline of new opportunities worldwide. Our focus is, and continues to be, bottom line results and strong cash management.

Our two-year refinancing and credit extension is a critical milestone and a significant accomplishment for our company. Our ability to complete this long-term refinancing in financial markets distressed by the effects of COVID-19 is a major success. This refinancing gives us financial stability and strength to focus on our long-term growth strategy, and we sincerely appreciate the support of our lenders and stakeholders to reach this milestone.

Like many companies around the world, we have been affected by the actions taken by various local and national governments worldwide to control the spread of the global COVID-19 pandemic. Several of our major offices, and many of our projects, are located in areas with restrictions that necessitate work-from-home arrangements and that force delays and deferrals in many of our projects. Like every company challenged by the pandemic, it’s impossible for us to fully predict the extent or timing of the impacts of COVID-19. However, as I’ve said before, two key points encourage and drive us forward at Babcock & Wilcox. We provide critical and essential infrastructure products and services, and our entire management and employee team is experienced and dedicated, and stronger than ever. To our employees who are working, whether on sites around the world, in our manufacturing centers, in our offices or at home, to each of you, we thank you.

First, as an essential business, we provide products and services needed to ensure power and energy infrastructure in the U.S. and around the world. We are available and ready to support our communities. We are able to continue operating and supporting our customers as needed, and are working closely with our customers, suppliers, lenders and government officials to address the challenges the pandemic presents. In addition, because of the critical nature of our business, we expect that a majority of revenues that are deferred due to COVID-19 will return in late 2020 and 2021, depending on certain customer and project-specific factors.

Second, over the past four years, our management and employees have continually demonstrated their strong commitment to excellence and their dedication to supporting our customers and the communities they serve. This team managed through very difficult losses to complete the EPC loss projects and significantly reduce and limit their risks. Now, as we deal with the effects of the pandemic, the strength and professionalism of our employees combined with our industry-leading technologies serve as the foundation of our business.

Our critical refinancing is now behind us. We are an essential industry provider. We have a strong base of experienced, dedicated employees and I am confident that B&W is positioned to continue leveraging our best-in-class technologies and services to support our customers around the globe and accelerate our growth, as the impacts of COVID-19 are managed and restrictions safely eased or modified when appropriate. We will be able to drive forward with projects delayed or deferred when conditions allow, as we continue to pursue our strong pipeline around the world.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

I’ll now turn the call over to Lou to discuss the first quarter of 2020 in detail.

Louis Salamone:

Thank you, Kenny.

Our first quarter consolidated revenues were $148.6 million, down 36% compared to first quarter of 2019. This was expected due to our focus on our core technologies and profitability. The decline was also driven by a lower volume of periodic large construction new build projects in the B&W segment, the ongoing wind-down of the SPIG U.S. operations and the effect of COVID-19 restrictions on services volume in the SPIG segment, and the 2019 sale of Loibl in the Vølund & Other Renewable segment.

Our GAAP operating loss in first quarter 2020 was a loss of $10.3 million, inclusive of restructuring and settlement costs and advisory fees of $6.2 million, compared to an operating loss of $32 million in the first quarter of 2019. The improvement in operating income was primarily due to improved gross margins in the Babcock & Wilcox segment, the absence of losses on the six European EPC loss contracts, and lower levels of direct overhead support, warranty expense and SG&A in the Vølund & Other Renewable segment. This was partially offset by the decline in overall volume and changes in product mix in the SPIG segment.

Our consolidated Adjusted EBITDA improved to a positive $700,000 compared to negative $4.4 million in the first quarter of 2019.

Turning to our first quarter segment results, revenues in the Babcock & Wilcox segment were $122 million in the first quarter of 2020 as compared to $188.6 million in the prior-year period. This decline was primarily attributable to lower volume of large construction new build projects, as was expected. Adjusted EBITDA in the first quarter was $10.7 million, an increase of 17.2% compared to $9.1 million in last year's quarter. This was primarily due to higher parts margins and the results of costs savings and restructuring initiatives, partially offset by the decrease in revenue volume.

The segment Adjusted EBITDA margin was 8.7% in the quarter as compared to 4.8% in the same period last year. First quarter adjusted gross profit in the segment was $32.9 million, a 5.7% increase compared to the prior-year period, and this was primarily due to the benefits of cost reductions, partially offset by the decreased volume, and the gross profit margin improved to 27% compared to 16.5% in the same period last year, primarily due to higher parts margins, the benefits of costs savings and restructuring initiatives, and partially offset by the decrease in revenue as previously described above.

Moving on to the SPIG segment, revenues were $11.3 million in the first quarter of 2020 as compared to $28.9 million in the first quarter of 2019. This anticipated decrease was mainly due to the ongoing wind-down of the SPIG U.S. operation, the impact of worksite COVID-19 restrictions on services volume, and more selective bidding and focus on core geographies and products to improve profitability.

Adjusted EBITDA was negative $1.2 million, a decrease of $1.9 million compared to positive $700,000 in the same period last year. This was driven by a decrease in revenue and lower margins due to changes in product mix described above, as well as a $700,000 settlement on a legacy dry cooling project expected to facilitate the collection of outstanding receivables. This was partially offset by lower overhead fixed costs. The adjusted gross profit declined to $900,000 in first quarter 2020 as compared to $3.7 million in the prior-year period, mainly due to the decrease in revenue, changes in product mix and the legacy dry cooling project settlement, as well as the impact of COVID-19 on the SPIG segment.

Revenues in the Vølund & Other Renewable segment were $15.3 million for the first quarter of 2020 as compared to $29.5 million in the first quarter 2019. This decline was mainly due to the divestiture of the Loibl materials handling business which contributed $7.2 million of revenue in the first quarter of 2019, as well as a lower level of EPC project revenue activity due to the completion of the European EPC loss contracts. This was partially offset by the startup of two operations and maintenance contracts in the U.K.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

Adjusted EBITDA in the quarter improved to negative $3.3 million as compared to a negative $8.8 million in the first quarter last year. This was primarily due to the absence of losses on the European EPC loss contracts in the first quarter of 2020. This segment recorded a small gain on the European EPC loss contracts as compared to $4.1 million of losses recorded in the first quarter of 2019, and this is inclusive of warranty expense. Beyond the absence of losses on the EPC loss contracts, the improvement also reflected the benefits of restructuring, including lower levels of direct overhead support, warranty expense and SG&A. The segment’s adjusted gross profit was a positive $1.5 million in the first quarter of 2020, an improvement of $4.3 million compared to negative $2.9 million in the prior-year quarter. This was again primarily driven by the absence of losses on the European EPC loss contracts and lower levels of direct overhead support and warranty expense as described above, partially offset by the absence of adjusted gross profit from Loibl due to its sale.

I’ll turn now to our cash flow, balance sheet, and liquidity. Cash flow from operations in the fourth quarter of 2019 was a use of cash of $35.5 million. We ended the quarter with unrestricted cash and cash equivalents of $35.4 million. Total debt at March 31 was $321.1 million with $185 million related to the revolver and $136.1 million, the last-out term loans. All of our senior debt is now reclassified as non-current in our March 31, 2020 financial statements, which I’ll talk about later.

Interest expense in the quarter was $22.1 million compared to $11.1 million in the prior-year quarter. The increase was primarily driven by increases in amortization or accretion of deferred or contingent fees related to our revolving credit facility and our last-out term loans.

We are continuing to pursue cost recoveries under various insurance policies and from subcontractors for the European EPC loss contracts. Additionally, we have completed the implementation of our cost-savings initiatives targeting $119 million of annualized savings, however, we will continue to look for additional opportunities for efficiency and we are continuing to evaluate potential dispositions as appropriate.

As Kenny mentioned, we announced on May 14, 2020 that we amended our Credit Agreement to extend our current revolving credit facility and availability for letters of credit for two years with a maturity date of June 30, 2022. We are extremely pleased to have reached this agreement despite the impacts of the global COVID-19 pandemic and its effect on the financial markets. Under the terms of the agreement, B. Riley Financial, Inc. has provided $30 million of new last-out term loans and has committed to provide $35 million of additional incremental last-out term loans through the maturity date. These incremental last-out term loans will amortize the revolving credit facility through reductions in the revolving credit facility commitments over time. We expect to use the proceeds from the last-out term loans to pay transaction fees and expenses, to repay outstanding revolving credit facility borrowings and for working capital and general corporate purposes. In addition to this $65 million of last-out term loans, B. Riley has also committed to make an additional $5 million in last-out term loans available at the Company’s request for working capital needs.

In conjunction with our amended Credit Agreement, B. Riley has provided a limited guaranty for our obligations under our revolving credit facility, other than with respect to the letters of credit and contingent obligations.

Under the amended Agreement, the current sub-limit on borrowings is maintained and the revolving credit facility continues to be available for letters of credit, subject to certain sub-limits, and certain fees and interest payments due to the senior lender syndicate will be deferred to 2021.

In support of the refinancing, we entered into an agreement with B. Riley to equitize approximately $16.2 million of fees and interest payments through the end of 2020 on the unpaid principal amount of the last-out term loans, including the new term loans. All stock issued in payment of these fees and interest will be valued at a price equal to the average volume weighted average price of the common stock over 15 consecutive trading days beginning today, subject to customary adjustments and stockholder approval.

Further details on our refinancing can be found in the related Form 10-K we filed with the SEC yesterday.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

With our financing agreement in place, we continue to focus on managing our costs and our cash flow as the global COVID-19 pandemic continues, while evaluating its effects on our business and working to support our customers in the long-term. As we evaluate the impact of COVID-19 on our business, while it is impossible to fully predict, we expect deferrals and delays of certain projects to affect our performance in the second quarter of 2020, and anticipate the majority of deferred projects to re-mobilize late in 2020 and through 2021.

As noted in our 10-Q to be filed today, based upon the terms of the refinancing and the cash management and cost-reduction measures taken to date, we expect to maintain sufficient liquidity to fund our future operations and meet our obligations to the extent we believe there is no longer substantial doubt about our company’s ability to continue as a going concern.

I’ll now turn it back to Kenny.

Kenneth Young

Thanks Lou.

We continue to demonstrate significant progress in our turnaround. Our successful long-term refinancing agreement is the latest critical milestone in our strategy and gives us the financial stability to focus on our long-term growth. Our employees and technologies underpin our core strengths. We have a demonstrated track record in working through significant challenges while continuing to execute. We continue to book critical work and we see a strong pipeline of new opportunities worldwide despite the impacts of COVID-19. This includes strong growth opportunities across each of our segments including renewable energy, parts and services and advanced technologies to support efficient long-term operations of our core energy customers.

We continue to focus on supporting our customers and our energy infrastructure, taking care of our employees and managing our cash flow through the pandemic, to protect our fundamentally strong core business for the long-term.

I will now turn the call back over to Carol, our operator, who will assist us in taking your questions. Carol?

QUESTION AND ANSWER SECTION

Operator

Thank you. As a reminder, to ask a question you will need to press star, one on your telephone. To withdraw your question, please press the pound or hash key.

Our first question this morning comes from Hale Hoak from Hoak & Co. Please go ahead.

Hale Hoak

Hi guys. Congratulations on the refi. It’s nice to have that behind you. You’ve been operating in refinancing limbo for quite a while.

With that behind you, is there any more thought—and Lou mentioned a continued focus on cost savings but you did a fabulous job on margins in the core BW segment. Is there more to do there, and kind of how do you think about in a normal environment what the earnings power should be there? We used to talk about $80 million or $100 million of EBITDA, I think. Is that still a goal that if and when we’re back to post COVID-19 that that’s a rate you’d like to be able to hit?

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

Kenneth Young

Hale, thanks for jumping on the call this morning. From an overall perspective, and I appreciate the note of congratulations on the refinancing. You’re right, it has been a long time coming and we’re grateful to get it behind us in, we feel, a very strong and successful way. As we look at our companies, as we’ve talked about previously on a few other calls, we continue to look at how we can improve the overall operating margins of the business, whether that be in the core BW segment or our other segments, Vølund and SPIG as well.

Obviously, we’re looking at how we can maximize the operations and the efficiencies. It’s what we do and we have a lot of people working very hard to accomplish that. Those are not necessarily relating to employee reductions, per se, but also in areas where we can improve the manufacturing process and capability, improve the timeliness of the manufacturing processes and capabilities and so on and so forth that have not only an impact on overall margins and the business but also help impact the timing of cash flows as it relates to the various projects. We’ve made a lot of strides and we’ll continue to do so.

As far as the target is concerned that we’ve talked about in the past, clearly our target is still there that we want to achieve. There’s going to be impacts this year of COVID-19 on the overall business and sitting here now, like everyone, it’s hard to predict what will happen overall. We’re working through it obviously day by day, week by week and month by month, but our goals that we’ve discussed in the past are still there and we believe the Company can eventually reach those levels, given time. Obviously COVID is an impact but we’re still determined and we still have a vision to get those levels and we see the capabilities in the future to get there.

Hale Hoak

Great. Thank you and congratulations again, and thanks to B. Riley for their support.

Kenneth Young

Thanks, Hale.

Operator

Our next question comes from Nelson Obus from Wynnefield Capital. Please go ahead.

Nelson Obus

Yes, I had a couple of questions. Is there any effort to pursue the former Parent in regard to possible fraudulent conveyance concerns?

Kenneth Young

Nelson, thanks for joining us this morning. On that, we wouldn’t comment on if we were or could at this point, obviously, from that standpoint, but we’ve had people looking into all possibilities on recoveries across the board, whether they be there or they are in former insurance standpoints as we’ve talked about perspectives, on projects, things like that in the past. But we wouldn’t give direct comment on anything that we truly would be involved in if we were involved in at this point in time.

Nelson Obus

Well, I assume that, you know, at some point it would become public if you filed against them. I mean it’s true you looked into this, haven’t you? You should. I mean to represent the shareholders, it’s kind of a interesting timing on the spin-off.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

Kenneth Young

Yes, we—I don’t think, to our knowledge, Nelson, we’ve left any stone unturned as it relates to helping improve the cash flow position of this company overall, without a doubt.

Nelson Obus

Well, that’s the big one. Come on, the rest is—I suspect.

What’s the blended coupon on the debt now?

Louis Salamone

On the loan, the last-out is 12% and then the revolver is around 7%. That’s with LIBOR and other benchmarks.

Nelson Obus

I assume with the new refinancing, do you have the ability to replace that pretty onerous yield, I imagine you realize, is there any prepayment penalty if somehow you can get a better coupon?

Louis Salamone

There’s as described in the 8-K and in the documents that will be filed with it, there were no prepayment penalties per se.

Nelson Obus

Well, that’s good. I just wanted to follow-up with Hale’s question. I mean maybe asking it in a less—in a more skeptical manner.

You’ve had this metric about cost savings. It goes back a long way. You’ve had a goal in terms of EBITDA. I think a big component of that was pension, it wasn’t really cash. But $119 million shows up again as something you’re proud about, but can you take us through what exactly you’ve done? I mean I realize we have COVID but I have to be honest with you. All the savings that you keep reporting on has never been evident to the shareholders even before COVID. So maybe a little deeper dive in terms of exactly where that savings came from? I can tell you, most companies I’ve seen that have saved $120 million, even with COVID or even taking COVID out, have had more vibrant P&Ls, so that would be kind of helpful.

Kenneth Young

Well, Nelson, quite honestly, I disagree with your statement on that. I think this company that has gone through loss EPC contracts that have totaled several hundred million dollars that have impacted the losses over the year and to pull $120 million out of this business to get it back to a profitable state at this point in time is quite an achievement, and I think those results have definitely impacted the business. The numbers we filed last year and a positive $33 million of EBITDA wouldn’t have been achievable without reducing obviously that significant amount of cost, so I’m not sure where you’re missing that, but would completely disagree with that position.

Nelson Obus

What I’m trying to do is get—figure out how you calculated it. I mean if you have bad contracts that ran off, that’s not how I would look at it. In other words, have you really taken costs out, or have you simply shed things that unfortunately your predecessors got you into.

Babcock & Wilcox Enterprises, Inc. – First Quarter 2020 Earnings Conference Call, May 15, 2020

Kenneth Young

Nelson, we’ve taken out true cost. There’s been true costs that have put a positive impact on the margin of the business and the EBITDA of the business, and gets down into net income. When we talk about $120 million in savings, we’re not talking about $120 million of contract deferrals. We talked about $120 million of savings. You can have your opinion about it, but I’ll disagree.

I think it’s been a tremendous success for the shareholders of this company and I think those will continue. And I think our employees have done an amazing job of turning this around to create the value.

Nelson Obus

Well, I guess my opinion is if you took that much money out of a cost basis, you run a bad business, but okay. I mean, I was kind of interested in a breakdown.

Kenneth Young

That’s great. Nelson, is there any other questions you have or is there any other comments. I’d like to move on to others if we can.

Nelson Obus

I mean, can you break—just answer my question. A hundred and nineteen million, can you break it down a little bit?

Kenneth Young

We’ve broken it down before, if you go back and look at the filings. I think we’ve put as much detail as we can out there. It’s all (Cross-talking).

Nelson Obus

I mean while I’m on the call here, I think that you would have that. Look, I think it’s a stupid metric.

Kenneth Young

Nelson, is there any other questions you have right now? Otherwise we’re moving on.

Operator, can you move to the next investor, please? We’re done.

Operator

We have no one else in queue at this time. I’ll turn the call back for any closing remarks.

Megan Wilson

Thank you for joining us. That concludes our conference call. A replay will be available for a limited time on our website later today.

Operator

Ladies and gentlemen, this does conclude today’s conference call. Thank you for participating. You may now disconnect.